                                                                    EXHIBIT 99.1

                                                          For Information
                                                          ---------------
                                                          Mark A. Hellerstein
                                                          Robert T. Hanley
                                                          303-861-8140

                   ST. MARY ANNOUNCES TWO-FOR-ONE STOCK SPLIT

DENVER - March 10, 2005 -- St. Mary Land & Exploration Company (NYSE: SM)
today announced that its Board of Directors has approved a 2-for-1 stock split, to be effected in the form of a stock dividend whereby stockholders of record on
March 21, 2005 will be issued one additional share of St. Mary common stock for each share owned as of that date. The additional shares from the stock dividend are expected to be distributed on or about March 31, 2005. After the stock dividend there will be approximately 57.2 million shares of St. Mary common stock outstanding. The Board of Directors also approved maintaining the regular semi-annual dividend rate of $0.05 per share of common stock, which on a post-split basis would effectively double the current regular semi-annual dividend.

This release contains forward looking statements within the meaning of securities laws. The words "will," "would," and "expect" and similar expressions are intended to identify forward looking statements. These statements involve known and unknown risks, which may cause St. Mary's actual results to differ materially from results expressed or implied by the forward looking statements.
These risks include such factors as the volatility and level of oil and natural gas prices, unexpected drilling conditions and results, the risks of various exploration strategies, production rates and reserve replacement, the imprecise nature of oil and gas reserve estimates, drilling and operating service availability, uncertainties in cash flow, the financial strength of hedge contract counterparties, the availability of economically attractive exploration and development and property acquisition opportunities and any necessary financing, competition, litigation, environmental matters, the potential impact of government regulations, and other such matters discussed in the "Risk
Factors" section of St. Mary's 2004 Annual Report on Form 10-K filed with the
SEC. Although St. Mary may from time to time voluntarily update its prior forward looking statements, it disclaims any commitment to do so except as required by securities laws.
                                    PR 05-05
                                      ###